Exhibit 12.1
StemCells, Inc
Ratio of earnings to fixed charges
September 30, 2010

						Nine Months Ended
	2005	2006	2007	2008	2009	9/30/2010

Earnings:
Income (loss) from from continuing operations before income taxes	$(11,738)	$(18,948)	$(25,023)	$(29,087)	$(27,026)	$(16,287)
Add (deduct):
Fixed charges	994	990	1,042	1,110	1,065	912

Adjusted earnings	(12,732)	(19,938)	(26,065)	(30,197)	(28,091)	(17,198)

Fixed Charges:
Interest expense	172	143	124	110	111	73
Estimate of the interest within rental expense	822	847	918	1,000	954	839

Total fixed charges	994	990	1,042	1,110	1,065	912

Excess (deficiency) of earnings available to fixed charges	$(13,726)	$(20,927)	$(27,107)	$(31,307)	$(29,156)	$(18,110)

Ratio of earnings to fixed charges*	N/A	N/A	N/A	N/A	N/A	N/A

*	Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2009 and for the nine-month period ended September30, 2010 and accordingly ratios are not presented.

StemCells, Inc.
Estimate of Interest within Rental Expense
September 30, 2010

	Year ended December 31,					Nine Months Ended
	2005	2006	2007	2008	2009	9/30/2010

Rent Expense, net	$2,021,122	$2,351,311	$2,471,033	$2,268,365	$2,444,993	$2,417,393

Adj. Rent Expense, net	$2,021,122	$2,351,311	$2,471,033	$2,268,365	$2,444,993	$2,417,393
Interest Portion (1)	$821,780	$846,594	$918,240	$1,000,043	$953,868	$838,966

(1)	The interest portion of rental expense represents an interest factor derived from our Rhode Island bond obligations (as calculated below), which is deemed representative of the interest portion of rental expense

		Avg. Loan	Principal	Interest	Total	Interest
Interest Factor — Bonds	Loan Balance	Balance	Amount Paid	Expense	Payment	Factor	check

2004	1,849,583
2005	1,605,417	1,727,500	244,167	167,301	411,468	40.7%	—
2006	1,351,250	1,478,333	254,167	143,001	397,168	36.0%	—
2007	1,145,416	1,248,333	205,833	121,719	327,552	37.2%	—
2008	1,009,166	1,077,291	136,250	107,430	243,680	44.1%	0
2009	860,000	934,583	149,166	95,421	244,587	39.0%	—
2010	741,250	800,625	118,750	63,118	181,868	34.7%	—
			1,108,333	697,990	1,806,323	38.6%